ORASURE TECHNOLOGIES, INC.
                            MANAGEMENT INCENTIVE PLAN



ARTICLE I
                              OBJECTIVE OF THE PLAN

The purpose of this Management Incentive Plan ("Plan" or "MIP") is to reward executives of ORASURE TECHNOLOGIES, INC. (the "Company") for creating value for the Company by maximizing financial performance against stated objectives.


ARTICLE II
                               PLAN ADMINISTRATION

The Plan is administered by the Board's Compensation Committee (the "Committee") and all matters shall be decided on by general consensus as defined in the Committee's Charter.

The Plan is an annual program and is effective January 1, 2001 and will remain in effect until the Compensation Committee determines otherwise. A new Plan year will commence on the first business day of the fiscal year.

ARTICLE III
                                  PARTICIPANTS

Generally all active managerial employees and above, currently meeting job requirements, shall be eligible to participate in the Plan. Participation is limited to those employees selected by the Compensation Committee to participate in the Plan during each fiscal year.


ARTICLE IV
                             PERFORMANCE OBJECTIVES

Prior to or at the beginning of each fiscal year, the Compensation Committee shall establish:

      (i) performance objectives for the Company, any Subsidiary, or any business segment or unit of the Company, based upon such criteria as may be from time to time considered by the Compensation Committee, and

      (ii) the award formula or matrix by which all bonuses under this Plan will be calculated and determined for Compensation Committee review and approval.

The maximum bonus that may be awarded under this Plan to any one participant shall be 200% of a participant's bonus target.


ARTICLE V
                               AWARD CALCULATIONS

Each Plan participant will be assigned a target award that will be awarded if the Company achieves its targeted performance goals. These target awards will be leveraged up when


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Company performance exceeds  expectations,  or down if Company performance falls below expectations. Following are the target awards by position.

          CEO - 50%
          COO/CSO - 40%
          Senior Vice Presidents - 30%
          Vice Presidents - 20%
          Directors - 15%
          Managers - 5%

A bonus pool will be funded based on the Company's performance against pre-established SALES goals and EARNINGS PER SHARE (EPS) goals (see Table A). For example, per the approved budget, in 2001 if Sales are $43 Million and the EPS is $0.10 per share, then 100% of the incentive pool will be funded. The pool is determined by aggregating targeted awards for all participants. Awards will be interpolated for performance results that fall between numbers on the Corporate Award Performance Matrix.

                                     TABLE A
                       Corporate Award Performance Matrix
              ----------------------------------------------------------
                                       EPS
              ----------------------------------------------------------
                       $.075        $.010       $.125         $.15
              ----------------------------------------------------------
              $51.6      125%         150%        175%         200%
              ----------------------------------------------------------
              $47.3      100%         125%        150%         175%
              ----------------------------------------------------------
     SALES    $43.0       75%         100%        125%         150%
              ----------------------------------------------------------
              $38.7       50%          75%        100%         125%
              ----------------------------------------------------------

After the Corporate Award pool is determined, managers will then have the opportunity to recommend adjustments to the CEO for each participant's Corporate Award for Individual performance. Awards for the CEO, COO, CSO, and CFO will be based 75% on reaching corporate revenue objectives and 25% on non-financial objectives/measures. Awards for all other officers will be based 50% on reaching corporate objectives and 50% based on non-financial objectives. All other individual performance will be based on a participant's performance rating under the Company's performance evaluation program. Awards may be adjusted up or down up to 50% based on Individual performance. However any adjustment must ultimately result in a zero sum.

ARTICLE VI
                             ADMINISTRATIVE MATTERS

As soon as practicable after each Plan year, the Compensation Committee shall determine whether the Company, any Subsidiary, or any business segment or unit of the Company attained their pre-established performance objectives. Assuming such performance objectives are attained, the Compensation Committee shall determine, in its sole and exclusive discretion, whether any bonuses shall be awarded for such Plan year. Such bonuses shall be awarded as soon as practicable thereafter and the Plan participants who are entitled to receive such bonuses shall be promptly notified of the award thereof.

In the event that a Plan participant transfers in to a position that is designated as eligible for Plan participation, then any earned bonus in the Plan year will be prorated as of the month in which the transfer occurred. If a Plan participant transfers into a position that is designated not eligible for Plan participation, the employee will forfeit any participation in the plan.

In the event of death, permanent disability, retirement or involuntary termination without cause, unpaid bonuses will be calculated on a pro-rated basis by taking the number of full months, including the month in which the terminating event occurred, and dividing those months by twelve.

In the event of voluntary termination or involuntary termination for cause, the Plan participant will forfeit any unpaid bonus earned under this Plan.

A Plan participant not employed by the Company or a Subsidiary on the last day of the Plan year will forfeit his or her earned but unpaid bonus unless otherwise determined by the Compensation Committee.

ARTICLE VII
                             NO ENTITLEMENT TO BONUS

Plan participants are entitled to a distribution under this Plan only upon the approval of the award by the Compensation Committee and no Participant shall be entitled to a bonus under the Plan unless the bonus is based on the attainment of performance objectives defined under the Plan.

ARTICLE VIII
                              TERMINATION OF PLAN

The Compensation Committee reserves the right to amend or terminate the Plan at any time within thirty days written notice to Plan participants. In the event of a Plan termination, Plan participants will continue to be eligible for bonus awards, if earned, for the current Plan year. Bonus awards will be calculated from the date of the Plan termination and payable as soon as practicable after the end of the Plan year.

ARTICLE IX
                      PARTICIPANT'S RIGHT OF ASSIGNABILITY

Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Nothing contained in this Plan shall confer upon employees any right to continued employment, nor interfere with the right of the Company to terminate a participant's employment from the Company. Participation in the Plan does not confer rights to participation in other Company programs, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other executive perquisite programs.